Exhibit 4.3

MALVERN BANCORP, INC.

2016 AUTOMATIC DIVIDEND REINVESTMENT

AND STOCK PURCHASE PLAN

The 2016 Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Malvern Bancorp, Inc. (“Bancorp”) described herein provides holders of Bancorp’s Common Stock, par value $0.01 per share (“Common Stock”), with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock. The Plan shall become effective upon the effectiveness of the Registration Statement on Form
S-3 covering the Common Stock authorized for issuance under the Plan.

1. Administration of the Plan

The Plan Administrator shall be Broadridge Corporate Issuer Solutions (the “Plan Administrator”) or another institution selected by the Board of Directors of Bancorp. The Plan Administrator shall administer the Plan for participants, keep records, send statements of account to participants pursuant to Section 7 herein and perform other duties relating to the Plan. The Plan Administrator will act in the capacity of agent for the participants. The Plan Administrator is not acting as a broker-dealer and will not execute any purchase or sale on behalf of Plan participants. Rather, the Plan Administrator will forward requests to purchase or sell such shares to a registered broker-dealer appointed by the Plan Administrator, which may include a broker-dealer that is an affiliate of the Plan Administrator, who will execute the transactions under the Plan (the “Plan Broker”).

2. Eligibility to Participate

(a) All holders of record of shares of Common Stock are eligible to participate in the Plan. To participate in the Plan, beneficial owners of shares of Common Stock whose shares are registered in other names (for instance, in the name of a broker or a nominee) must first become owners of record of such shares as to which Plan participation is desired by having those shares transferred into their own names. A stockholder may continue to have some shares of Bancorp registered in the name of the stockholder’s broker and some shares registered in the stockholder’s own name.

(b) A stockholder of Bancorp may join the Plan at any time by signing an enrollment form (“Enrollment Form”) and returning it to the Plan Administrator. In addition to processing Enrollment Forms received by mail, the Plan Administrator will offer Bancorp stockholders the option of enrolling in the Plan (and updating or changing elections once enrolled) through the Plan Administrator’s website located at www.shareholder.broadridge.com (the “Broadridge Website”).

(c) A stockholder may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or both features of the Plan. Subject to Section 5, a stockholder who participates in the dividend reinvestment feature of the Plan may participate with respect to all or any portion of the shares of Common Stock registered in such stockholder’s name; provided that a stockholder participating in the dividend reinvestment feature of the Plan with respect to a portion of his or her shares must reinvest no less than 10% of his or her dividend distribution for each dividend period.

3. Participation in the Plan

All Enrollment Forms shall be in a form satisfactory to Bancorp and the Plan Administrator and must be received by the Plan Administrator (i) no later than five business days before the record date of the first dividend to be invested in Common Stock pursuant to the Plan on behalf of the participant and (ii) not later than two business days prior to the investment date on which the participant wishes to invest in Common Stock by means of an optional cash payment, in accordance with Section 4.

4. Cash Payments

(a) At any time and from time to time, a participant may make an optional cash payment of not less than $25 per month, to be used for purchasing Common Stock pursuant to the Plan, as described below; provided, however, that the sum of a participant’s optional cash payments in any month may not exceed $10,000. The limitations set forth in the preceding sentence pertaining to the minimum and maximum monthly amount of optional cash payments may be modified from time to time in accordance with Section 15.

(b) Optional cash payments may be submitted to the Plan Administrator by any of the following methods:

(i) Checks payable to the Plan Administrator, drawn on a U.S. bank and payable in U.S. dollars. An optional cash payment made by check must be received by the Plan Administrator at least two business days prior to the investment date on which it is to be invested in accordance with Section 6.

(ii) Automatic monthly electronic deductions from the participant’s designated account, which shall be effected on the 25th day of each calendar month or the next business day if the 25th is a Saturday, Sunday or holiday.

(iii) One-time payments effected pursuant to an electronic withdrawal authorized by the participant through the Broadridge Website.

As an added security measure and in order to prevent unauthorized transactions, the Plan Administrator may apply a five business day hold period prior to the association of banking instructions to a participant’s account in order to verify bank account information in connection with establishing or effectuating requested changes to investor accounts.

(c) The Plan Administrator shall direct the participant’s optional cash payment to be invested monthly by directing the Plan Broker to purchase shares of Bancorp Common Stock on the next investment date in accordance with Section 6 hereof. Optional cash payments received from a Plan participant after the applicable investment date deadline will be applied to the Plan Broker’s purchase of shares pursuant to the Plan on the following investment date. Any written request by a participant for the return of an optional cash payment prior to the applicable investment date will be considered by the Plan Administrator on a case by case basis.

(d) In the event that any check or other deposit delivered to the Plan Administrator pursuant to Section 4(b) is returned unpaid for any reason or a participant’s pre-designated bank account does not have sufficient funds for an automatic monthly electronic deduction, the Plan Administrator will consider the request for investment of that payment null and void. The Plan Administrator will immediately direct the Plan Broker to remove from the participant’s account, and may direct the Plan Broker to sell, any shares already purchased in anticipation of receiving those funds. The Plan Administrator will also be entitled to direct the Plan Broker to sell these shares to satisfy any uncollected amounts, including any service charge for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected amounts, the Plan Administrator may direct the Plan Broker to sell additional shares from the participant’s account to satisfy the uncollected balance and any applicable fees.

(e) Notwithstanding anything to the contrary contained in this Plan, Bancorp may suspend the optional cash payment feature of the Plan from time to time. Participants will be notified promptly of any such suspension of the optional cash payment feature of the Plan and any optional cash payments (i) received prior to the date of such notice of suspension and not yet invested or (ii) received after the date of such notice of suspension and before the date of a notice of resumption of the optional cash payment feature will be returned to participants. Participants will be notified promptly of the resumption of the optional cash payment feature of the Plan.

(f) The number of shares of Common Stock purchased for each participant with such participant’s optional cash payment shall be computed (to three decimal places) by dividing (a) such participant’s optional cash payment by (b) the purchase price described in Section 6 hereof.

(g) All shares purchased with optional cash payments will be allocated to the participant’s Plan account and all cash dividends on shares purchased through the Plan will be automatically reinvested in additional shares of Common Stock and credited to the participant’s Plan account pursuant to Section 5. In addition, all dividends on all shares in a participant’s Plan account will be automatically invested in additional shares of Common Stock and credited to the participant’s Plan account pursuant to Section 5.

5. Payment and Reinvestment of Dividends

(a) With respect to the dividend reinvestment feature of the Plan, a participant may elect to have all or any portion (at least 10%) of his or her dividends reinvested in Bancorp Common Stock. As and when dividends are paid on the Common Stock, Bancorp will promptly pay to the Plan Administrator all dividends payable on shares participating in the Plan with respect to the reinvestment of dividends (including all shares credited to participants’ accounts) (less taxes and fees withheld, if any). The Plan Administrator shall credit such dividends to the accounts of the respective participants (on the basis of such participating shares owned by each participant on the most recent dividend record date) and shall on each dividend payment date direct the Plan Broker to reinvest such dividends by purchasing Bancorp Common Stock in accordance with Section 6 hereof. The number of shares of Common Stock purchased for each participant with reinvested dividends shall be computed (to three decimal places) by dividing (a) the dividend credited to the participant’s account by (b) the purchase price described in Section 6 hereof.

(b) Notwithstanding anything to the contrary contained in this Plan, Bancorp may suspend the dividend reinvestment feature of the Plan from time to time. Participants will be notified promptly of any such suspension of the dividend reinvestment feature of the Plan and, in the event of such suspension, any and all dividends will be paid to participants in cash with respect to any dividend payment date occurring after the date of any such notice of suspension and prior to the date of a notice of resumption of the dividend reinvestment feature. Participants will be notified promptly of the resumption of the dividend reinvestment feature of the Plan.

6. Purchases and Shares

(a) Purchases of shares of Common Stock from Bancorp will be made by the Plan Broker on the relevant investment date. If shares are purchased in the open market, the Plan Administrator will use its best efforts to direct the Plan Broker to make the purchases promptly, but not later than 30 days after the investment date (in most instances). With respect to the reinvestment of dividends, an “investment date” is a dividend payment date. With respect to optional cash payments, an “investment date” is the first business day of each calendar month. Participants will become owners of the shares purchased for them under the Plan on the date on which such shares are purchased.

(b) A total of 300,000 shares of Common Stock are authorized under the Plan, subject to adjustment as described in Section 12(a) hereof. The Plan Administrator shall direct the Plan Broker to make purchases of shares of Common Stock in the market, from Bancorp itself or from a combination of the foregoing, as determined by the Plan Administrator in its discretion; provided that on any one investment date, shares will be purchased from only one source. Shares purchased from Bancorp may be either authorized but unissued shares of Common Stock or treasury shares of Common Stock.

(c) Shares purchased by the Plan Broker in the market will be purchased at prevailing prices. The purchase price of shares purchased in market transactions will be the weighted average of the actual prices paid for shares of Common Stock by the Plan Broker. The price of original issue shares or treasury shares of Common Stock shall be the “Market Price” of the Common Stock on the relevant investment date, subject to any discount that Bancorp may offer from time to time as determined by Bancorp’s Board of Directors in its discretion. The Market Price shall be the average of the closing sales prices of the Common Stock as reported by the NASDAQ Global Select Market for the last five trading days prior to the investment date on which trades in the Common Stock were reported. If such prices are unavailable for such specified number of days, the purchase price per share shall be determined by Bancorp on the basis of such market quotations or other information as it shall deem appropriate.

(d) The number of shares that will be purchased for each participant under the Plan will depend on the amount of the participant’s reinvestment and/or investment and the purchase price. Each participant’s account will be credited with that number of shares (including fractions computed to three decimal places) equal to the total amount to be invested divided by the applicable purchase price (with the purchase price computed to five decimal places).

(e) The Board of Directors of Bancorp shall reserve a sufficient number of shares of Common Stock for issuance pursuant to the Plan.

7. Reports to Participants

Each participant in the Plan shall receive a statement of account after each purchase made under the Plan. The statement will set forth the amount of the most recent reinvestment and/or investment, the number of shares purchased, the price per share, and the total number of shares held in the participant’s account. These statements are a participant’s record of the costs of the participant’s purchases under the Plan and should be retained for income tax purposes. In addition, each participant shall receive copies of other communications sent to holders of shares of Common Stock and Internal Revenue Service information for reporting dividend income received.

8. Certificates for Shares

(a) Shares of Common Stock purchased under the Plan for the accounts of participants shall be held by the Plan Administrator and registered in the name of the Plan Administrator, or its nominee, as the participant’s agent, and shall not be issued to participants until requested in writing to the Plan Administrator.

(b) Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon the written request of a participant to the Plan Administrator. A participant may also request that all or part of the whole shares credited to the participant’s account in the Plan be sold. If a participant makes such a request, the Plan Administrator shall direct the Plan Broker to make such sale for the participant as soon as practicable after the request is received. The participant shall receive the proceeds from such sale, less the Plan Administrator’s $15.00 transaction fee and a brokerage commission of $0.10 per share (no portion of which will be retained by or forwarded to the Plan Administrator) and less any applicable transfer taxes. Any remaining full shares and fractions of a share will continue to be credited to the participant’s account.

(c) Certificates for fractions of shares will not be issued under any circumstances.

9. Pledge or Assignment of Shares

Shares credited to the account of a participant (those registered in the name of the Plan Administrator or its nominee) may not be pledged or assigned and any such purported pledge or assignment will be void.

10. Disposition of Shares

If a participant disposes of Common Stock registered in his or her name, the dividends on shares previously credited to his or her account under the Plan will continue to be reinvested until the participant withdraws from the Plan pursuant to Section 11 herein.

11. Withdrawal; Termination of Participation

(a) A participant may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator. When a participant withdraws from the Plan, or upon termination of the participant’s participation in the Plan pursuant to Section 11(d) or termination of the Plan by Bancorp, whole shares credited to the participant’s account under the Plan will be transferred into book-entry form outside of the Plan, unless the participant requests a stock certificate, and a cash payment will be made for any fraction of a share based on the then current Market Price of the Common Stock.

(b) Upon a participant’s withdrawal from the Plan the participant may also request that all or part of the whole shares credited to the participant’s account in the Plan be sold. If a participant makes such a request, the sale shall be made for the participant by the Plan Administrator as soon as practicable after the request is received. The participant shall receive the proceeds from such sale, less the Plan Administrator’s $15.00 transaction fee and a brokerage commission of $0.10 per share (no portion of which will be retained by or forwarded to the Plan Administrator) and less any applicable transfer taxes.

(c) A participant may withdraw from the Plan by notice to the Plan Administrator, which notice must be received at least five business days prior to the applicable dividend payment date with respect to the reinvestment of dividends for that dividend to be paid out in cash. If the request is received less than five business days prior to the dividend payment date then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances once the termination is complete. Any written request by a participant for the return of an optional cash payment prior to the applicable investment date will be considered by the Plan Administrator on a case by case basis.

(d) At the direction of Bancorp, the Plan Administrator may terminate a participant’s participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator’s records. Bancorp reserves the right to direct the termination of any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

(e) When a participant withdraws from the Plan, a cash adjustment representing any fraction of a share credited to the participant’s account will be mailed directly to the participant. The cash payment will be based on the Market Price of the Common Stock on the date of sale of the fractional share.

(f) A stockholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, Bancorp reserves the right to reject any Enrollment Form from a previous participant in the event of excessive enrollments and withdrawals.

12. Non-Cash Dividends and Stock Splits; Rights Offerings

(a) Any stock dividends or stock splits applicable to shares of Common Stock held by a participant under the Plan will be credited to the participant’s account. The number of shares subject to the Plan will be adjusted to reflect such events as stock dividends and stock splits.

(b) In the event that Bancorp makes available to its shareholders rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for all of such rights directly from Bancorp.

(c) Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or similar corporate action.

13. Voting Rights

(a) Shares held by the Plan Administrator for a participant will be voted as the participant directs with respect to shares held in his or her own name.

(b) For each meeting of stockholders, the participant shall receive a proxy card which will enable the participant to vote the shares registered in his or her own name. If the proxy card is returned properly signed and marked for voting, all whole shares held for the participant under the Plan shall be voted in the same manner as the shares owned directly by the participant. The total number of whole shares held under the Plan may also be voted in person at a meeting.

(c) If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant’s whole shares (those registered in his name and those credited to his account under the Plan) will be voted in accordance with the recommendations of Bancorp’s Board of Directors, to the extent permitted by applicable law. If the proxy card is not returned or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

(d) Participants may also vote the shares in their Plan account by telephone or on the internet.

14. Foreign Stockholders

In the case of a foreign stockholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

15. Modification and Termination of Plan

Bancorp (through its Board of Directors) reserves the right to suspend, modify or terminate the Plan, or the participation in the Plan by any participant, at any time, including the right to suspend the optional cash payment feature and dividend reinvestment feature of the Plan, as described in Sections 4 and 5 hereof. All participants affected by such action shall receive notice of any such suspension, modification or termination. Bancorp’s right to modify the Plan includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon 30 days’ prior notice to participants.

16. Fees and Commissions

Except as described in Sections 8, 11 and 15, Bancorp shall pay all fees and brokerage commissions in connection with the Plan other than those set forth below:

Returned Checks	$30.00/check
Returned ACH	$30.00/return
Insufficient Funds	$30.00/instance
Overnight Mailings	$25.00/mailing
Certificate Issuance	$50.00/certificate

Duplicate Confirmation Statements:
Electronic	No Charge
Paper	$10.00

Duplicate Account Statements:
Electronic	No Charge
Paper	$10.00

17. Interpretation

The Plan shall be interpreted and regulated by Bancorp. All such interpretations and regulations shall be conclusive.

18. No Liability

In administering the Plan, Bancorp and the Plan Administrator (including all of their respective officers, directors, employees and agents) will not be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death and any claim of liability with respect to the prices at which shares are purchased or sold for participants’ accounts or the times such purchases or sales are made.

19. Termination or Resignation of Plan Administrator

Bancorp may terminate the Plan Administrator’s services under the Plan upon thirty (30) days prior written notice to the Plan Administrator. The Plan Administrator may resign upon ninety (90) days’ prior written notice to Bancorp.

20. Governing Law

The terms, conditions and operation of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

21. Plan Administrator

(a) The Plan Administrator is not a registered broker-dealer and does not endorse or recommend the services of any brokerage company. Any participant in the Plan will not be a brokerage customer of the Plan Administrator. The Plan Administrator’s role in administering the Plan is purely ministerial and clerical. Additionally, the Plan Administrator does not warranty or guarantee execution quality or fulfillment of transaction requests.

(b) The Plan Administrator does not provide any investment, tax, financial, or other advice with respect to the sale and purchase of shares of Bancorp pursuant to the Plan. Any decision to purchase or sell must be made by each individual participant in the Plan based on his or her own research and judgment. Nothing herein shall be deemed to constitute an offer to sell or a solicitation to buy share(s) by the Plan Administrator.

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